Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Larry Gerdes, CEO, larry.gerdes@trcr.com
Lance Cornell, CFO, lance.cornell@trcr.com
678-808-0600

May 12, 2008

(BW) (TRANSCEND SERVICES, INC.) (TRCR)

TRANSCEND ANNOUNCES FURTHER ADJUSTMENTS TO 2007 INCOME TAX BENEFITS – NO EFFECT ON 2007 PRE-TAX OPERATING RESULTS OR CASH FLOW

Atlanta, Georgia. TRANSCEND SERVICES, INC. (TRCR—NASDAQ) announced today that it will make additional adjustments to previously reported income tax benefits for the year ended December 31, 2007. These adjustments do not impact pre-tax operating results or cash flow from operations for 2007 and are expected to result in a lower effective tax rate going forward.

On April 15, 2008, Transcend filed an amended Form 10-K as a result of changes to accounting for income taxes related to share-based compensation. On the same day, Transcend engaged Grant Thornton LLP as the Company’s new independent registered public accounting firm. During the course of their first quarter 2008 review, Grant Thornton raised additional questions about the Company’s accounting for income taxes in connection with the fourth quarter 2007 reversal of our deferred tax asset valuation allowance. As a result, the Company engaged BDO Seidman, LLP to provide independent income tax accounting services. On May 9, 2008, we determined that additional adjustments to our income tax accounting for 2007 were necessary.

The adjustments are expected to reduce the income tax benefit we realized in 2007 by $600,000—$800,000 from $4.3 million, as previously reported, to between $3.5 and $3.7 million. This would reduce 2007 net income from $10.5 million, as previously reported, to between $9.7 and $9.9 million. The Company intends to file an amended Form 10-K restating its financial statements for 2007 as soon as practicable to reflect these changes. The Company also intends to request a five-day extension on the filing of its Form 10-Q for the quarter ended March 31, 2008 to allow time to prepare and file the amended Form 10-K prior to filing the Form 10-Q. The 2007 restatement is not expected to have a material impact on financial results reported in Transcend’s first quarter earnings press release dated April 28, 2008.

The adjustments result from the following changes:

•

The unbundling of state net operating loss carryforwards from federal net operating loss carryforwards and the application of state and federal tax rates, respectively, to each component rather than applying a combined tax rate to the federal net operating loss carryforwards.

•

A reduction in the statutory state tax rate used to value Transcend’s deferred tax assets and liabilities. Based on a review of our state income apportionment methodology, we will reduce the estimated average statutory state tax rate as of December 31, 2007. The Company expects to benefit from this reduction in the estimated tax rate in the future.

•	A correction in the calculation of temporary timing differences related to the amortization of intangible assets.

•

The re-establishment of a valuation allowance against deferred tax assets related to state net operating loss carryforwards in certain states in which the net operating loss carryforwards will more likely than not expire before they can be fully utilized. The Company continues to expect to be able to utilize all of its federal net operating loss carryforwards.

•	A decision to deduct a legal settlement in 2008 instead of 2007 for tax purposes since the settlement agreement was reached in 2008.

The above statements regarding the expected impact of the restatement and the expected timing of our filings constitute forward-looking statements that are based on our current expectations. The final amounts and the detailed presentation of the restatement will be included in our upcoming filings after we have completed our work on the restatement, Habif, Arogetti & Wynne, LLP has completed its review and its audit work, and the Audit Committee has completed its review of the restated financial statements. There can be no assurance that this information will not change, possibly materially, before we file the restated financial statements. See “Disclosures About Forward-Looking Statements” below.

About Transcend Services, Inc.

Transcend believes that accurate, reliable and timely transcription creates the foundation for the patient medical record. To this end, the Company has created Internet-based, speech-recognition enabled, voice-to-text systems that allow its skilled medical language specialists to securely and quickly produce the highest quality medical documents. The Company’s wide range of transcription and editing services encompass everything needed to securely receive, type, edit, format and distribute electronic copies of physician-dictated medical documents, from overflow projects to complete transcription outsourcing.

For more information, visit http://www.transcendservices.com.

Disclosures About Forward-Looking Statements

This release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Report Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “potential” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding expected materiality or significance, the quantitative effects of the restatement, and any anticipated conclusions of the Company, the Audit Committee or management.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, as well as our expectations regarding materiality or significance, the restatement’s quantitative effects, the effectiveness of our disclosure controls and procedures, and our deficiencies in internal control over financial reporting to differ materially from those in the forward-looking statements. These factors include the risk that additional information may arise from the review, the preparation of our restated financial statements or other subsequent events that would require us to make additional adjustments, as well as inherent limitations in internal controls over financial reporting.

For a discussion of a variety of risk factors affecting our business and prospects, see “Item 1A — Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as supplemented by Current Reports on Form 8-K that have been filed since then and as amended by our Form 10-K/A filed on April 15, 2008.